Exhibit 10.1

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), with an effective date of January 1, 2026 (the “Effective Date”), is entered into between HQ MRI Corporation, a Delaware corporation (“Transferor”), and MRINetwork Operations, LLC, a Florida limited liability company (“Transferee”).

RECITALS

WHEREAS, Transferor wishes to transfer and assign to Transferee, and Transferee wishes to accept and assume from Transferor, the rights and obligations of Transferor in and to the Contributed Assets (as defined herein) and the Assumed Liabilities (as defined herein), in exchange for an equity interest in Transferee, as further described and subject to the terms and conditions set forth herein and in the Operating Agreement of Transferee dated as of the date hereof (as amended, modified, or supplemented, the “Operating Agreement”); and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CONTRIBUTIONS

Section 1.01    Contribution of Assets. Subject to the terms and conditions set forth herein, as of the Effective Date, Transferor shall contribute, transfer, assign, convey, and deliver to Transferee, and Transferee shall accept and acquire from Transferor, all of Transferor’s right, title, and interest in and to the assets set forth on Section 1.01 of the Disclosure Schedules (collectively, the “Contributed Assets”), free and clear of any material security interest, pledge, lien, charge, mortgage, claim, or other encumbrance (each, an “Encumbrance”) other than (a) liens for taxes not yet due and payable or being contested in good faith by appropriate procedures and (b) mechanics’, carriers’, workmen’s, repairmen’s, or other similar liens arising or incurred in the ordinary course of business consistent with past practice and which are not material to the Contributed Assets (collectively, “Permitted Encumbrances”).

Section 1.02     Assumption of Liabilities. Subject to the terms and conditions set forth herein, Transferee shall assume and agree to pay, perform, and discharge the liabilities and obligations of Transferor (a) set forth on Section 1.02 of the Disclosure Schedules or (b) arising under the Contributed Assets after the Closing (as defined herein), but only to the extent that such liabilities and obligations do not relate to any breach, default, or violation by Transferor on or prior to the Closing (collectively, the “Assumed Liabilities”). Other than the Assumed Liabilities, Transferee shall not assume any liabilities or obligations of Transferor or its affiliates of any kind, whether known or unknown, contingent, matured, or otherwise, whether currently existing or hereafter created.

Section 1.03    Consideration. In consideration for the Contributed Assets, Transferee agrees to issue to Transferor 40 Membership Units in Transferee (the “Membership Interest”), free and clear of all Encumbrances other than as imposed by the Operating Agreement or applicable securities laws. Upon issuance by Transferee of the Membership Interest to Transferor, the Membership Interest shall be duly authorized and validly issued, fully paid, and non-assessable. The Membership Interest shall constitute 40% of the total issued and outstanding membership units of the Company.

ARTICLE II
CLOSING

Section 2.01    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on January 1, 2026 (the “Closing Date”) remotely by exchange of documents and signatures (or their electronic counterparts).

Section 2.02    Closing Deliverables. At the Closing:

(a)    Transferor shall deliver to Transferee (i) fully executed documents of conveyance to effect the contribution of the Contributed Assets to Transferee, each in a form that is reasonably acceptable to Transferee, and (ii) an executed counterpart of its signature page to the Operating Agreement.

(b)    Transferee shall deliver to Transferor (i) evidence reasonably satisfactory to Transferor of the issuance of the Membership Interest to Transferor and (ii) a fully executed copy of the Operating Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

Transferor represents and warrants to Transferee that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01    Organization and Qualification of Transferor. Transferor is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and has full corporate power and authority to own, operate, or lease the assets now owned, operated, or leased by it, including the Contributed Assets, and to carry on its business as currently conducted. Transferor is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership or use of the Contributed Assets or the conduct of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified, or in good standing would not, individually or in the aggregate, have a material adverse effect on the Contributed Assets or Transferor’s ability to consummate the transactions contemplated under this Agreement, the Operating Agreement, and the other documents and agreements being executed by Transferor in connection with the consummation of the transactions contemplated by this Agreement (collectively, including this Agreement, the “Transaction Agreements”).

Section 3.02    Authority of Transferor; Enforceability. Transferor has full corporate power and authority to enter into this Agreement, the Operating Agreement, and the other documents and agreements being executed by Transferor in connection with the consummation of the transactions contemplated by this Agreement (collectively, including this Agreement, the “Transaction Agreements”), to carry out its obligations thereunder, and to consummate the transactions contemplated thereby. The execution, delivery, and performance by Transferor of the Transaction Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all requisite entity action on the part of Transferor and, if required, its affiliates. The Transaction Agreements have been duly executed and delivered by Transferor, and (assuming due authorization, execution, and delivery by any other parties thereto) constitute legal, valid, and binding obligations of Transferor, enforceable against it in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 3.03    No Conflicts; Consents. The execution, delivery, and performance by Transferor of the Transaction Agreements, and the consummation of the transactions contemplated thereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws, or other organizational documents of Transferor or its affiliates; (b) violate or conflict with any judgment, order, decree, or law applicable to Transferor, any of its affiliates, or the Contributed Assets; (c) except as set forth on Section 3.03 of the Disclosure Schedules or as would not, individually or in the aggregate, have a material adverse effect on the Contributed Assets or Transferor’s ability to consummate the transactions contemplated by the Transaction Agreements on a timely basis, conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, or modification of any obligation or loss of any benefit under any contract or other instrument to which Transferor or its affiliates is a party or otherwise bound or to which any of the Contributed Assets are subject; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Contributed Assets. Except as set forth on Section 3.03 of the Disclosure Schedules, no consent, approval, waiver, or authorization is required to be obtained by Transferor or its affiliates from any person in connection with the execution, delivery, and performance by Transferor of the Transaction Agreements or the consummation of the transactions contemplated thereby, except such consents, approvals, waivers, or authorizations which would not, individually or in the aggregate, have a material adverse effect on the Contributed Assets or Transferor’s ability to consummate the transactions contemplated thereby on a timely basis.

Section 3.04    Title to Contributed Assets. Transferor has good and valid title to all of the Contributed Assets, free and clear of Encumbrances other than Permitted Encumbrances. By virtue of the Transaction Agreements delivered at the Closing by Transferor (and assuming due authorization, execution, and delivery by the other parties thereto), Transferee will obtain good and valid title to the Contributed Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

Section 3.05    Compliance with Laws. Transferor has complied, and is now complying, in all material respects with all federal, state, and local laws and regulations applicable to Transferor’s conduct of business as it relates to ownership and use of the Contributed Assets.

Section 3.06    Legal Proceedings. There is no claim, action, suit, proceeding, or governmental investigation (“Action”) of any nature pending or, to Transferor’s knowledge, threatened against or by Transferor (a) relating to or affecting the Contributed Assets or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by the Transaction Agreements. To Transferor’s knowledge, no event has occurred or circumstances exist that could reasonably be expected to give rise to, or serve as a basis for, any such Action.

Section 3.07    Securities Matters. Transferor is acquiring the Membership Interest solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Transferor acknowledges that the Membership Interest is not registered under the Securities Act of 1933 (the “Securities Act”), or any state securities laws, and that the Membership Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom, and subject to state securities laws and regulations, as applicable. Transferor is able to bear the economic risk of holding the Membership Interest for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

Transferee represents and warrants to Transferor that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01    Organization. Transferee is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Florida.

Section 4.02    Authority; Enforceability. Transferee has full limited liability company power and authority to enter into the Transaction Agreements to which it is a party, to carry out its obligations thereunder, and to consummate the transactions contemplated thereby. The execution, delivery, and performance by Transferee of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all requisite entity action on the part of Transferee and, if required, its affiliates. The Transaction Agreements to which Transferee is a party have been duly executed and delivered by Transferee, and (assuming due authorization, execution, and delivery by the other parties thereto) constitute legal, valid, and binding obligations of Transferee, enforceable against it in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 4.03     No Conflicts; Consents. The execution, delivery, and performance by Transferee of the Transaction Agreements to which it is a party, and the consummation of the transactions contemplated thereby, do not and will not: (a) violate or conflict with the limited liability company operating agreement, articles of organization, or other organizational documents of Transferee; (b) violate or conflict with any provision of law or governmental order applicable to Transferee; or (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, or modification of any obligation or loss of any benefit under any contract or other instrument to which Transferee is a party. No consent, approval, waiver, or authorization is required to be obtained by Transferee from any person (including any governmental authority) in connection with the execution, delivery, and performance by Transferee of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby, except such consents, approvals, waivers, or authorizations which would not, individually or in the aggregate, have a material adverse effect on Transferee’s ability to consummate the transactions contemplated under the Transaction Agreements to which it is a party on a timely basis.

Section 4.04    Legal Proceedings. There is no Action of any nature pending or, to Transferee’s knowledge, threatened against or by Transferee that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by the Transaction Agreements to which Transferee is a party. To Transferee’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

ARTICLE V

COVENANTS

Section 5.01    Public Announcements. No party shall cause the publication of any press release or public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or stock exchange requirements, in which case the party required to publish such press release or public announcement shall allow the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication, to the extent practicable.

Section 5.02    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar laws of any jurisdiction that may otherwise be applicable with respect to the transfer of any or all of the Contributed Assets to Transferee.

Section 5.03    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Transferee, when due. Transferee shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Transferor shall cooperate with respect thereto as necessary).

Section 5.04    Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Agreements.

ARTICLE VI
MISCELLANEOUS

Section 6.01    Expenses. All costs and expenses incurred in connection with the preparation and execution of this Agreement, the other Transaction Agreements, and the transactions contemplated hereby and thereby, shall be paid by the party incurring such costs and expenses.

Section 6.02    Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder or under any other Transaction Agreement shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.02):

If to Transferor:	HQ MRI CORPORATION 111 Springhall Drive Goose Creek, SC 29445 Attention: CLO
If to Transferee:	MRINETWORK OPERATIONS, LLC 111 Springhall Drive Goose Creek, SC 29445 Attention: CLO

Section 6.03    Survival. The parties hereby agree that:

(a)    The representations and warranties contained herein shall survive the Closing for a period of twelve (12) months from the Closing Date.

(b)    Subject to the limitations and other provisions of this Agreement, the covenants and other agreements contained herein shall survive the Closing indefinitely.

Section 6.04    Headings; Interpretation. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Disclosure Schedules mean the Articles and Sections of, and Disclosure Schedules attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof, and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 6.05    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 6.06    Entire Agreement. This Agreement and the other Transaction Agreements constitute the sole and entire agreement of the parties hereto with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and any other Transaction Agreement or the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 6.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder may not be assigned by a party hereto without the written consent of the other party hereto.

Section 6.08    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever.

Section 6.09    Amendment and Modification. This Agreement, including any Disclosure Schedule, may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

Section 6.10    Waiver. No waiver by a party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by a party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 6.11    Governing Law. This Agreement and each other Transaction Agreement (and any claims, causes of action, or disputes that may be based upon, arise out of, or relate to the transactions contemplated hereby or thereby, to the negotiation, execution, or performance hereof or thereof, or to the inducement of any party to enter herein or therein, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute, or otherwise) shall in all respects be governed by and construed in accordance with the internal laws of the State of South Carolina without giving effect to any choice or conflict of law provision or rule (whether of the State of South Carolina or any other jurisdiction).

Section 6.12    Submission to Jurisdiction. Any legal suit, action, or proceeding arising out of or based upon this Agreement, any other Transaction Agreement, or the transactions contemplated hereby or thereby shall be instituted in the federal courts of the United States of America or the courts of the State of South Carolina in each case located in the city of Charleston and county of Charleston, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

Section 6.13    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR BASED UPON THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 6.14    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto (a) agrees that it shall not oppose the granting of such specific performance or relief and (b) hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief.

Section 6.15    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HQ MRI CORPORATION By__/s/ John D. McAnnar_______ Name: John D. McAnnar Title: Chief Legal Officer MRINETWORK OPERATIONS, LLC By HQ MRI CORPORATION, Member
By__/s/ Richard F. Hermanns____ Name: Richard F. Hermanns Title: Chief Executive Officer

Schedule 1.01

Contributed Assets

The non-contract-staffing assets of MRINetwork (the “Network”) necessary to carry on the day-to-day business of the Network.

All franchise agreements with franchisees but not any contract-staffing agreements with franchisees.

All contracts with vendors and service providers necessary to carry on the day-to-day activities of the Network.

A true and accurate copy of the books, records, files, lists, data, and documents of the Network.

All claims against third parties relating to the Contributed Assets.

All rights under warranties, indemnities, and similar rights against third parties relating to the Contributed Assets or Assumed Liabilities.

Prepaid expenses related to the Contributed Assets or Assumed Liabilities.

All contracts with employees of the Network including all restrictive covenant agreements.

Schedule 1.02

Assumed Liabilities

Accrued but unpaid payroll and benefits for all employees of the Network as of the Closing Date.

All liabilities relating to the Contributed Assets including all assigned contracts.

All liabilities arising from the day-to-day activities of the Network to the extent they are required to be satisfied after the Closing Date.

All accounts payable related to the Network.